October 5, 2009

Dear Fellow Stockholder:

This letter supplements the proxy statement for the 2009 Annual Meeting of Stockholders to be held on October 22, 2009.

On October 1, 2009, we were notified that our auditors, Beard Miller Company LLP, had combined with Parente Randolph, LLC to form ParenteBeard, LLC, which succeeded to Beard Miller’s audit practice, and Beard Miller resigned as our auditors. The Audit Committee of the Board of Directors has approved ParenteBeard, LLC to act as the Company’s auditors for the fiscal year ended June 30, 2010.

Beard Miller’s reports on the Company’s consolidated financial statements for the fiscal years ended June 30, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended June 30, 2009 and 2008, and during the interim period from the end of the most recently completed fiscal year through the date of their resignation, there were no disagreements with Beard Miller or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller would have caused it to make reference to such disagreement in its reports.

Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

Unless otherwise directed by stockholders, the Board of Directors will treat proxies voted on the ratification of the appointment of Beard Miller Company, LLP as auditors for the 2010 fiscal years as a vote on the ratification of ParenteBeard, LLC, as the successor to Beard Miller Company, LLP. An additional proxy card is enclosed with this letter if you wish to change your vote. A representative of ParenteBeard, LLC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from stockholders.

Very truly yours,

/s/ John N. Hopkins

John N. Hopkins
President

This proxy statement supplement is first being released to stockholders on or about October 5, 2009.